Exhibit 99.1

American Public Education Reports Third Quarter 2017 Results

CHARLES TOWN, W.Va., Nov. 7, 2017 /PRNewswire/ -- American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCN) – announced financial results for the quarter ended September 30, 2017.

Selected Financial Data:

  Third quarter 2017 consolidated revenue decreased 0.7% to $73.3 million, compared to $73.8 million in the same period of 2016.
  Net income for the third quarter of 2017 increased to $4.4 million, or $0.27 per diluted share, compared to net income of $0.3 million, or $0.02 per diluted share, in the same period of 2016.

Registrations and Enrollment:

  Net course registrations at APUS decreased approximately 4% in the third quarter of 2017, compared to the prior year period. Net course registrations by returning students decreased approximately 4% year-over-year and net course registrations by new students decreased approximately 5% year-over-year in the third quarter of 2017.1
  APUS student enrollment decreased 7% year-over-year to approximately 84,700 students as of September 30, 2017.2
  For the three months ended September 30, 2017, new student enrollment at HCN increased by approximately 58% year-over-year and total student enrollment increased by 11% to approximately 1,790 students.3

Financial Results:

Total consolidated revenue for the third quarter of 2017 decreased 0.7% to $73.3 million, compared to total revenue of $73.8 million in the third quarter of 2016. Consolidated income from operations before interest income and income taxes in the third quarter of 2017 was $7.6 million, compared to consolidated income from operations before interest income and income taxes of $0.4 million in the third quarter of 2016. Net income for the third quarter of 2017 was $4.4 million, or $0.27 per diluted share, compared to net income of $0.3 million, or $0.02 per diluted share for the third quarter of 2016. The weighted average diluted shares outstanding for the third quarters of 2017 and 2016 were approximately 16.4 million and 16.2 million, respectively.

For the nine months ended September 30, 2017, total consolidated revenue decreased 5.7% to $221.2 million, compared to $234.5 million in the prior year period. Consolidated income from operations before interest income and income taxes for the nine months ended September 30, 2017 was $22.2 million, compared to $27.0 million in the prior year period. Net income for the nine months ended September 30, 2017 was $12.7 million, or $0.78 per diluted share, compared to net income of $17.3 million, or $1.07 per diluted share in the prior year period. The weighted average diluted shares outstanding for the nine months ended September 30, 2017 and 2016 were approximately 16.4 million and 16.2 million, respectively.

Total cash and cash equivalents as of September 30, 2017 were approximately $166.3 million, compared to $146.4 million as of December 31, 2016. Capital expenditures were approximately $6.5 million for the nine months ended September 30, 2017, compared to $9.7 million as of September 30, 2016. Depreciation and amortization was $14.2 million for the nine months ended September 30, 2017, compared to $14.6 million as of September 30, 2016.

Registrations and Enrollment:

American Public University System[1]
For the three months ended September 30,	2017	2016	% Change
Net Course Registrations by New Students	11,700	12,300	-5%
Net Course Registrations	81,000	84,600	-4%

For the nine months ended September 30,	2017	2016	% Change
Net Course Registrations by New Students	31,800	35,400	-10%
Net Course Registrations	244,700	262,400	-7%

As of September 30,
APUS Student Enrollment[2]	84,700	91,000	-7%

Hondros College of Nursing[3]
For the three months ended September 30,	2017	2016	% Change
New Student Enrollment	500	320	+58%
Total Student Enrollment	1,790	1,610	+11%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.

2APUS StudentEnrollment represents the number of unique active students, including those who take an approved leave of absence for up to two years, who have reached the eighth day of their first course or who have completed at least one course within the last 12 months for which a grade was received.

3HCNStudent Enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

Fourth Quarter 2017 Outlook:

The following statements are based on American Public Education's current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason unless required by law.

American Public Education anticipates fourth quarter 2017 consolidated revenues to decrease between approximately 5% and 1% year-over-year, compared to the fourth quarter of 2016. The Company expects consolidated net income of between $0.29 and $0.34 per diluted share in the fourth quarter of 2017.

American Public Education also expects the following results from its subsidiaries in the fourth quarter of 2017:

  At American Public University System, net course registrations by new students are expected to decrease between 12% and 8% year-over-year and net course registrations are expected to decrease between 8% and 4% year-over-year. 1
  At Hondros College of Nursing, new student enrollment increased by approximately 29% year-over-year and total student enrollment increased by approximately 23% year-over-year for the three months ended December 31, 2017 (Fall 2017).3

Webcast:

A live webcast of the Company's third quarter 2017 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.apei.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 85,000 adult learners worldwide and offer more than 200 degree and certificate programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit www.apei.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," "seek," "could," "estimate," "expect," "intend," "may," "should," "will" and "would." These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, Quarterly Report on Form 10-Q for the period ended September 30, 2017 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2017	2016
	(Unaudited)

Revenues	$73,279	$73,803
Costs and expenses:
Instructional costs and services	28,723	28,357
Selling and promotional	14,640	13,139
General and administrative	17,237	17,125
Loss on disposals of long-lived assets	390	5,145
Impairment of goodwill	—	4,735
Depreciation and amortization	4,690	4,910
Total costs and expenses	65,680	73,411

Income from operations before
interest income and income taxes	7,599	392
Interest income	17	37
Income before income taxes	7,616	429

Income tax expense	3,294	85
Equity investment income (loss)	44	(18)
Net income	$4,366	$326

Net income per common share:
Basic	$0.27	$0.02
Diluted	$0.27	$0.02

Weighted average number of
common shares:
Basic	16,249	16,075
Diluted	16,376	16,233

	Three Months Ended
Segment Information:	September 30,
	2017	2016
Revenues:
American Public Education, Inc.	$64,885	$67,065
Hondros College of Nursing	$8,394	$6,738
Income (loss) from continuing operations
before interest income and income taxes:
American Public Education, Inc.	$6,855	$5,659
Hondros College of Nursing	$744	$(5,267)

	Nine Months Ended
	September 30,
	2017	2016
	(Unaudited)

Revenues	$221,163	$234,514
Costs and expenses:
Instructional costs and services	87,513	86,968
Selling and promotional	44,083	44,592
General and administrative	51,625	50,703
Loss on disposals of long-lived assets	1,558	5,870
Impairment of goodwill	—	4,735
Depreciation and amortization	14,160	14,624
Total costs and expenses	198,939	207,492

Income from operations before
interest income and income taxes	22,224	27,022
Interest income	43	111
Income before income taxes	22,267	27,133

Income tax expense	9,668	10,524
Equity investment income	105	653
Net income	$12,704	$17,262

Net income per common share:
Basic	$0.78	$1.07
Diluted	$0.78	$1.07

Weighted average number of
common shares:
Basic	16,226	16,058
Diluted	16,352	16,175

	Nine Months Ended
Segment Information:	September 30,
	2017	2016
Revenues:
American Public Education, Inc.	$197,318	$212,859
Hondros College of Nursing	$23,845	$21,655
Income (loss) from continuing operations
before interest income and income taxes:
American Public Education, Inc.	$20,445	$31,211
Hondros College of Nursing	$1,779	$(4,189)

CONTACT: Richard W. Sunderland, Jr., CPA, Executive Vice President and Chief Financial Officer, 304.885.5371; Christopher L. Symanoskie, IRC, Vice President, Investor Relations , 703.334.3880